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                                    EXHIBIT 23.1
                         CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-08559, 333-35237 and 333-41137) and on Form
S-3 (Nos. 333-05517 and 333-41487) of InVision Technologies, Inc. of our report dated February 16, 1998 appearing in the 1997 Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" contained in the 1997 Annual Report to Stockholders. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data".


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP




San Jose, California

March __, 1998